UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CRAFT BREW ALLIANCE, INC.
(Name of Registrant as Specified In Its Charter)

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CRAFT BREW ALLIANCE, INC.
929 N. Russell Street
Portland, Oregon 97227

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held at 1:00 p.m. Pacific Daylight Time on Monday, May 14, 2012

TO THE HOLDERS OF COMMON STOCK
OF CRAFT BREW ALLIANCE, INC.:

The Annual Meeting of Shareholders of Craft Brew Alliance, Inc., a Washington corporation, will be held on Monday, May 14, 2012, at 1:00 p.m. Pacific Daylight Time, at the Woodinville, Washington Brewery, located at 14300 N.E. 145th Street, Woodinville, Washington 98072, for the following purposes as more fully described in the accompanying Proxy Statement:

1.	To elect eight directors to serve until the 2013 Annual Meeting of Shareholders and until their successors are elected and qualified;

2.	To ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012;

3.	To conduct an advisory vote on named executive officer compensation;

4.	To conduct an advisory vote on the frequency of holding future shareholder advisory votes on named executive officer compensation; and

5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors of Craft Brew Alliance, Inc. has fixed the close of business on March 15, 2012 as the record date for the meeting. Only shareholders of record of our common stock on March 15, 2012 are entitled to notice of and to vote at the meeting. You are requested to fill in and sign the enclosed form of proxy, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Shareholders of record who attend the annual meeting may vote in person, even if they have previously delivered a signed proxy.

By order of the Board of Directors,

/s/ Kurt R. Widmer
Kurt R. Widmer
Chairman of the Board

Portland, Oregon
April 12, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 14, 2012:
The Proxy Statement for the 2012 Annual Meeting of Shareholders and 2011 Annual Report to shareholders are available at
http://phx.corporate-ir.net/phoenix.zhtml?c=95666&p=irol-proxy

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE
AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID
ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON
IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

CRAFT BREW ALLIANCE, INC.
929 N. Russell Street
Portland, Oregon 97227
PROXY STATEMENT
FOR 2012 ANNUAL MEETING OF SHAREHOLDERS
to be held on May 14, 2012 at 1:00 p.m. PDT

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our Board of Directors for use at the annual meeting of shareholders to be held on May 14, 2012, and any postponements or adjournments thereof.

On or about April 12, 2012, this proxy statement and the accompanying form of proxy are being mailed to each shareholder of record at the close of business on March 15, 2012.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?
You will be voting on:

•	the election of eight directors to hold office until the next annual meeting of shareholders and until their successors are elected and qualified;
•	a proposal to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;
•	a non-binding advisory vote to approve our named executive officer compensation;
•	a non-binding advisory vote on the frequency of future shareholder advisory votes on executive officer compensation; and
•	any other business that may properly come before the meeting.

Who is entitled to vote?
Holders of our common stock as of the close of business on March 15, 2012, the record date, may vote at the meeting. As of the record date, we had 18,844,817 shares of common stock outstanding. In deciding all matters at the meeting other than the election of directors, each shareholder will be entitled to one vote for each share of common stock held on the record date. For the election of directors, cumulative voting applies, so the number of votes each shareholder will have will be equal to the number of shares held on the record date multiplied by eight, the number of directors that are nominated. Each shareholder may cast all such votes for a single nominee, distribute them among the eight nominees for director equally, or distribute them among the eight nominees in any other way the shareholder deems fit. If a shareholder voting by proxy wishes to distribute votes among the nominees for director, the shareholder may do so on the enclosed proxy card in the space provided. If votes are not distributed on the proxy card, the persons named as proxies will use their discretion to distribute such votes FOR each of the eight individuals nominated to serve as director.

Where is the 2012 Annual Meeting of Shareholders being held?
The 2012 Annual Meeting of Shareholders will be held at the Woodinville, Washington Brewery, located at 14300 N.E. 145th Street, Woodinville, Washington 98072 at 1:00 p.m. Pacific Daylight Time.

What is the effect of giving a proxy?
Proxies in the form enclosed are solicited by and on behalf of our Board. The persons named in the proxy have been designated as proxies by our Board. If you sign and return the proxy in accordance with the procedures set forth in this proxy statement, the persons designated as proxies by the Board will vote your shares at the meeting as specified in your proxy.

If you sign and return your proxy in accordance with the procedures set forth in this proxy statement but you do not provide any instructions as to how your shares should be voted, your shares will be voted as follows:

•	FOR the election as directors of the nominees listed below under Proposal No. 1;
•	FOR the approval of the proposal to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;
•
FOR the approval of our named executive officer compensation as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this proxy statement; and

•	FOR a frequency of one year for future non-binding shareholder advisory votes on executive officer compensation.

If you give your proxy, your shares also will be voted in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the meeting.

Can I change my vote after I return my proxy card?
You may revoke your proxy at any time before it is exercised by:

•	delivering written notification of your revocation to our secretary;
•	voting in person at the meeting; or
•	delivering another proxy bearing a later date.

Please note that your attendance at the meeting alone will not serve to revoke your proxy.

What is a quorum?
A quorum is the minimum number of shares required to be present at the annual meeting for the meeting to be properly held under our bylaws and Washington state law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a particular matter. Similarly, a broker may not be permitted to vote shares (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the shares. The shares subject to a proxy which are not being voted on a particular matter will nevertheless count for purposes of determining the presence of a quorum.

How may I vote?
You may vote your shares by mail. Please date, sign and return the accompanying proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States). You may specify your choices by marking the appropriate boxes on the proxy card. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you.

How many votes are needed for approval of each matter?

•
Proposal No. 1: The election of directors is subject to a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of marking the proxy to withhold votes or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.  See “Who is entitled to vote?” above for an explanation of cumulative voting in the election of directors.

•
Proposal No. 2: The ratification of the appointment of Moss Adams LLP must receive more votes “FOR” than votes “AGAINST” at the meeting to be approved. Broker non-votes and abstentions from voting on this proposal will have no effect on the outcome of this proposal.

•
Proposal No. 3: The proposal regarding the compensation paid to executive officers during 2011 must receive more votes “FOR” than votes “AGAINST” at the meeting to be approved. Broker non-votes and abstentions from voting on this proposal will have no effect on the outcome of the proposal. Because the shareholder vote is advisory only, it will not be binding on us or on our Board of Directors. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

•
Proposal No. 4: Shareholders may choose one of four options regarding the frequency of future advisory votes on executive compensation – every one year, two years, or three years, or to abstain from voting. Broker non-votes and abstentions from voting on this proposal will have no effect on the outcome of the proposal. Because the shareholder vote is advisory only, it will not be binding on us or on our Board of Directors. However, the Board of Directors will review the voting results and take them into consideration when determining the frequency of the advisory vote on executive compensation.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, brokerage firms and other intermediaries generally will have discretion to vote their customers’ shares on the proposal to ratify the appointment of Moss Adams LLP, but they will not have discretion to vote on the election of directors, the approval of the compensation paid to our named executive officers during 2011, or the frequency of future non-binding shareholder advisory votes on executive compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 15, 2012, certain information regarding beneficial ownership of our common stock (a) by each person known by us to be the beneficial owner of more than five percent of the outstanding common stock, (b) by each director and nominee for director, (c) by the named executive officers (as defined at “Compensation Discussion and Analysis – Base Salary”) and (d) by all of our current executive officers and directors as a group.

Unless otherwise indicated, the address for each person and entity listed is Craft Brew Alliance, Inc., 929 N. Russell Street, Portland, Oregon 97227. Except as indicated by footnote, to our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Except where noted, percentage of beneficial ownership is based on 18,844,817 shares of common stock outstanding as of March 15, 2012.

	Number of	Percent of Shares
Shareholder	Shares(1)	Outstanding
Anheuser-Busch Companies, LLC	6,069,047	32.2%
One Busch Place
St. Louis, MO 63118

Kurt R. and Ann G. Widmer(2)	1,749,281	9.3%

W. Cameron Healy, Trustee of the Healy Family Trust(3)	1,193,030	6.3%
14075 Old Germantown Road
Portland, Oregon 97231

Robert P. and Barbara B. Widmer(2)	995,000	5.3%

Timothy P. Boyle(4)	463,354	2.5%
Sebastian Pastore	57,483	*
Terry E. Michaelson	43,472	*
Mark D. Moreland	32,734	*
David R. Lord	31,284	*
Kevin R. Kelly	24,694	*
John D. Rogers, Jr.	23,634	*
Martin J. Wall, IV	14,825	*
Marc J. Cramer	3,894	*
Andrew J. Thomas	-	-
E. Donald Johnson, Jr.	-	-
Thomas D. Larson	-	-

All current executive officers and directors as a group (14 persons)	2,456,402	13.0%

*Less than 1%

(1)	Includes shares of common stock subject to options currently exercisable or exercisable within 60 days of March 15, 2012 as follows:

Sebastian Pastore	13,883
Terry E. Michaelson	18,173
Mark D. Moreland	16,334
David R. Lord	12,000
John D. Rogers, Jr.	8,000
Martin J. Wall, IV	13,228

All executive officers and directors as a group	93,365

(2)
Kurt R. Widmer and Robert P. Widmer are brothers. Robert P. Widmer holds the position of Vice President of Corporate Quality Assurance and Industry Relations. Each of Kurt and Robert Widmer shares voting and investment power over the shares of common stock with his spouse named above. Also, of Kurt R. Widmer’s shares, 22,867 are held by his spouse.

(3)
The Healy Family Trust, of which W. Cameron Healy is trustee and sole beneficiary, acquired shares of common stock in exchange for Kona Brewing Co., Inc. (“KBC”) shares in the merger with KBC (the “KBC Merger”) in October 2010.

(4)	Includes 1,818 shares held by Mr. Boyle’s child.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that our officers and directors, and persons who own more than ten percent of our common stock, file reports of ownership and changes of ownership with the SEC. Based solely on our review of the copies of such reports received by us and on written representations by our officers and directors regarding their compliance with the applicable reporting requirements under Section 16(a) of the Exchange Act, we believe that, with respect to our fiscal year ended December 31, 2011, all filing requirements applicable to our officers and directors, and all of the persons known to us to own more than ten percent of our common stock, were complied with by such persons.

BOARD OF DIRECTORS

Our business is managed under the direction of the Board of Directors (the “Board”), which currently consists of the following eight directors: Kurt R. Widmer (Chairman), Timothy P. Boyle, Marc J. Cramer, E. Donald Johnson, Jr., Kevin R. Kelly, Thomas D. Larson, David R. Lord and John D. Rogers, Jr.

The full Board met six times during 2011. No incumbent member standing for re-election attended fewer than 75% of the total number of meetings of the Board and of any Board committees of which he was a member during 2011. Directors are encouraged to attend the Annual Meeting of Shareholders. At the 2011 Annual Meeting, six of the seven incumbent directors were in attendance.

Director Independence

Our common stock is listed on The Nasdaq Stock Market and, accordingly, we are subject to the requirement in Nasdaq Listing Rule 5605(b)(1) that a majority of our directors be independent as defined in Listing Rule 5605(a)(2). Current nominees Messrs. Boyle, Cramer, Kelly, Lord and Rogers are non-employee directors, do not have any relationship that would disqualify them as independent directors under Listing Rule 5605(a)(2) and, in the opinion of the Board, do not have any other relationship that would interfere with their exercise of independent judgment in carrying out their responsibilities as directors. Therefore, the Board believes that Messrs. Boyle, Cramer, Kelly, Lord and Rogers are “independent directors” as defined in Listing Rule 5605(a)(2). Messrs. Johnson and Larson, who are also non-employee directors, are employees of Anheuser-Busch, LLC (“A-B”) and are A-B designees to the Board pursuant to an agreement between A-B and us that precludes them from meeting the definition of “independent director” in Listing Rule 5605(a)(2). Mr. Widmer, as an employee director, does not meet the definition of “independent director” in Listing Rule 5605(a)(2). All independent directors meet in executive session, at which only independent directors are present, at least twice a year, in conjunction with regularly scheduled Board meetings.

Nominees for Director

The Board believes that our current directors, as a whole, provide the diversity of experience and skills necessary for a well-functioning board. All of our directors have substantial senior executive level experience, a significant background in the beer industry, or both. The Board values highly the ability of individual directors to contribute to a constructive governance environment and the Board believes that the current Board members, collectively, perform in such a manner. The following eight individuals have been nominated for election at the meeting. Each of the nominees currently serves as a director. Set forth below is a more detailed description of each nominee’s age, background, professional experiences, qualifications and skills.

Timothy P. Boyle (62)
Mr. Boyle has served as a director since our merger effective July 1, 2008 with Widmer Brothers Brewing Company (“WBBC”). He had served as a director of WBBC from May 1999 until July 1, 2008. Since 1989, Mr. Boyle has served as President and Chief Executive Officer of Columbia Sportswear Company, an active outdoor apparel and footwear company headquartered in Portland, Oregon. He began working with Columbia Sportswear Company in 1970. Mr. Boyle serves as a director on the boards of Columbia Sportswear Company, Northwest Natural Gas Company and The Freshwater Trust. He is a trustee of Reed College and the Youth Outdoor Legacy Fund and a past member of the Young Presidents’ Organization and the University of Oregon Foundation.

Individual Experience: Mr. Boyle has a breadth of experience as a public company director and an entrepreneurial background in leading and growing a small business into one of the largest outerwear companies in the world, including leading that company through a public offering. Mr. Boyle possesses expertise in designing strategic initiatives and brand development, maintaining organizational culture during periods of significant growth, and developing and managing sound operating systems.

Marc J. Cramer (54)
Mr. Cramer has served as a director since December 2010. Since 2007, he has served as the Finance Director of the Bill Healy Foundation (“Foundation”), a private charitable foundation, and Cedar Holdings LLC, a private investment company. Mr. Cramer also sits on the Foundation’s board of directors. Prior to 2007, he was employed by Kettle Foods Holdings Inc., a privately held, all-natural food manufacturer, serving in the roles of Global Financial Director, Assistant Secretary and Treasurer beginning in 2004, and, from 1999 to 2004, as President, North American Operations of Kettle Foods Inc. Mr. Cramer has been a director of Sequential Pacific Biodiesel, Inc. and Scott Paul Wines since 2008 and previously served on the boards of Kona Brewing Co., Inc. from 2007 to October 2010 and Kettle Foods, Inc. from 2004 to 2006.

Individual Experience: Trained as a certified public accountant, Mr. Cramer has spent a significant portion of his career creating and executing strategies around global brand building and operational and organizational development. He is an experienced finance professional with expertise regarding the application and integration of financial and operational issues commonly faced by mid-market and smaller entrepreneurial organizations. Mr. Cramer was recommended for election as a director by the former KBC shareholders.

E. Donald Johnson, Jr. (54)
Mr. Johnson has served as a director since July 2011. Since August 2010, Mr. Johnson has served as Vice President, Business and Wholesaler Development for A-B, where he leads the development of wholesaler strategies and has overall responsibility for domestic business development at A-B. From September 2007 until July 2010, Mr. Johnson held the position of Vice President of National Retail Sales where he was responsible for sales strategies supporting A-B’s growing account base of national retailers. Mr. Johnson joined A-B in 1980 and has held various sales and wholesaler support positions, including Vice President, Region Sales in Detroit and Charlotte, N.C.; Vice President, Region Operations; and Vice President, Wholesaler Development.

Individual Experience: Mr. Johnson possesses extensive background in both wholesaler strategies and sales. He also has significant experience in the beer industry and with sales of consumer products, including strategic planning, brand positioning, creative development, market plan development and execution, and sales management. Mr. Johnson has been designated by A-B to serve on our Board.

Kevin R. Kelly (62)
Mr. Kelly has served as a director since the merger with WBBC and also served as a director of WBBC from September 1995 until July 1, 2008. In September 2011, Mr. Kelly sold First Call Heating and Cooling, an oil sales and heating/cooling contractor, where he had been Chief Executive Officer and owner since 1994. Prior to that, he was President of U.S. Bancorp, and held various roles with U.S. Bancorp and its subsidiaries from 1977, including Chief Executive Officer and President of U.S. Bank of Oregon. Mr. Kelly serves as a director on the boards of Northwest Bank and the Sisters of Providence Pension Trustees.  Mr. Kelly earned a Ph.D. and a Master’s Degree in Economics from the University of Oregon.

Individual Experience: Mr. Kelly’s lengthy banking career and lending expertise has provided him with an in-depth understanding of financial analysis and financial statements. Mr. Kelly possesses substantial background in deal and transactional analysis and organization culture after leading numerous merger and acquisition activities. As a former executive in a major lending institution, he has significant professional and political contacts in Oregon and Washington.

Thomas D. Larson (52)
Mr. Larson has served as a director since July 2011. Since December 2008, Mr. Larson has served as Senior Associate General Counsel for A-B, where he is the supervisor for all transactional and benefits lawyers in A-B’s United States operations. He has been the lead internal counsel for all of the transactions between A-B and us since 1994. Mr. Larson joined A-B in 1993 as an Associate General Counsel. Prior to joining A-B in 1993, Mr. Larson was in private practice in Cleveland, Ohio. He is an alternate director for Grupo Modelo.

Individual Experience: Mr. Larson has an extensive legal background and possesses significant legal expertise.  Having served as A-B’s counsel for all transactions with us, he has historical knowledge of our relationship with A-B. Mr. Larson has been designated by A-B to serve on our Board.

David R. Lord (63)
Mr. Lord has served as a director since May 2003. Beginning in January 2009, Mr. Lord has served as the Vice Chairman of Pioneer Newspapers, Inc., having retired from the position of President, which he had held for 18 years.  Pioneer Newspapers owns eight daily newspapers and nine weekly, semi-weekly and monthly publications in the western United States. Prior to joining Pioneer Newspapers, Mr. Lord had practiced law, both in private practice and as a criminal deputy prosecuting attorney. Mr. Lord currently serves as Chairman of the PAGE Cooperative. He is also a past president and chairman of the Inland Press Association.

Individual Experience: Mr. Lord has a broad operating and strategic planning background, with knowledge of the issues facing smaller to mid-sized companies spread over a large geographic area. He also possesses sound legal judgment and knowledge as a result of prior law practice and provides strong counsel in contract negotiations, employment practices and human resources issues.

John D. Rogers, Jr. (68)
Mr. Rogers has served as a director since May 2004. Beginning in December 2010, Mr. Rogers has served as Director of Business Development for a division of Lile International Corporation, agent for North American Van Lines. He also holds the position of Managing Partner of J4 Ranch LLC, an organic berry grower, a position held since 2007. Prior to joining J4 Ranch LLC, he served as President, Chief Executive Officer and director of Door to Door Storage, Inc. from June 2004 to June 2007. Mr. Rogers has also served in leadership roles at several manufacturing enterprises, including President and Chief Operating Officer at AWC, Inc., General Manager at British Steel Alloys, and President and Chief Executive Officer of Saab Systems Inc., NA. Mr. Rogers serves as a director on the board of the C. M. Russell Museum. Mr. Rogers was appointed a Sloan Fellow at Massachusetts Institute of Technology, and graduated with a Master’s of Science in Business Administration. He also earned a Master’s Degree in Business Administration from Southern Methodist University.

Individual Experience: Mr. Rogers brings to our Board a depth of experience in strategic planning and analyses and component and enterprise valuation. He also has a sound interpersonal and organizational behavioral skill set, including an appreciation for a variety of operating configurations for organizations of various sizes and complexities. Mr. Rogers also provides an extensive marketing and sales background, as well as knowledge of financial modeling and pro forma analysis.

Kurt R. Widmer (60)
Mr. Widmer has served as the Chairman of the Board and director since the merger with WBBC. Prior to that, Mr. Widmer served as President, Chief Executive Officer and Chairman of the Board for WBBC from 1984 until July 1, 2008.  Mr. Widmer co-founded WBBC with his brother, Robert P. Widmer. He is a member of the board of directors and past president of the Oregon Brewers Guild.

Individual Experience: Mr. Widmer has spent nearly his entire career developing a small craft brewery into an industry leader. He holds strong relationships both among other craft pioneers and with new craft brewers. Mr. Widmer also possesses solid connections within the state and local political arenas in Oregon and Washington and with leaders in the craft beer industry.

Criteria for Director Nominees

The specific, minimum qualifications that the Nominating and Governance Committee believes must be met by a nominee for a position on our Board are:

•	the highest ethical character;
•	the ability to read and understand financial statements;
•	attained 21 years of age;
•	no material conflict, whether personal, financial or otherwise, associated with being on the Board;
•	satisfies the requirements for regulatory approval; and
•	possesses adequate time to devote to Board activities.

The specific qualities or skills that the Nominating and Governance Committee believes are necessary for one or more of our directors to possess are:

•	the ability to offer advice and guidance to our Chief Executive Officer based on relevant expertise and experience;
•	attributes of independence or financial expertise as required by the Nasdaq Listing Rules and Securities and Exchange Commission (“SEC”) regulations;
•	skills, experience and background complementary to those of other directors; and
•	the ability to maintain a constructive working relationship with other directors.

Although the Board does not maintain a specific policy with respect to Board diversity, the Board believes that the Board should be a diverse body, and the Nominating and Governance Committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the committee may take into account the benefits of diverse viewpoints. The committee also considers these and other factors as it oversees the annual Board and committee evaluations.

We have adopted a policy that directors retire from the Board effective at the Annual Meeting of Shareholders after turning age 73.

Shareholder Recommendations for Nominations to the Board of Directors

The Nominating and Governance Committee will consider candidates for director recommended by any of our shareholders. The committee will evaluate such recommendations in accordance with its charter, our bylaws and the regular nominee criteria described above. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible shareholders wishing to recommend a candidate for nomination should follow the procedures set forth in our Amended and Restated Bylaws, as further described below. In connection with its evaluation of a director nominee, the Nominating and Governance Committee may request additional information from the candidate or the recommending shareholder and may request an interview with the candidate. The committee has discretion to decide which individuals to recommend for nomination as directors. Shareholders should submit any recommendations for director nominees at our 2013 annual meeting to us by December 13, 2012 (120 days prior to the anniversary of mailing this proxy statement).

A shareholder of record can nominate a candidate for election to the Board by complying with the procedures in Article II, Section 2.3.2 of our Amended and Restated Bylaws. Any eligible shareholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by shareholders. Any nomination should be sent in writing to the Secretary, Craft Brew Alliance, Inc., 929 N. Russell Street, Portland, OR 97227. Notice must be received by us no later than December 13, 2012.

Committees of the Board

The Board has standing Audit, Compensation, Nominating and Governance, and Strategic Planning Committees. Each of our committees is responsible to the full Board and its activities are therefore subject to Board approval. Pursuant to an exchange and recapitalization agreement between us and A-B, A-B has the right to designate two members of our Board of Directors. A-B also generally has the right to have a designee on each committee of the Board of Directors, except where prohibited by law or stock exchange requirements, or with respect to a committee formed to review or determine transactions or proposed transactions between A-B and us. The activities of each of our committees are summarized in further detail below.

Audit Committee
The Audit Committee is responsible for the engagement of and approval of the services provided by our independent registered public accounting firm. The Audit Committee assists our Board in fulfilling its oversight responsibilities by reviewing (i) the financial reports and other pertinent financial information provided by us to the public and the SEC, (ii) our system of internal control established by management and the Board, and (iii) our auditing, accounting and financial reporting processes generally.

The Audit Committee is currently composed of Messrs. Kelly (Chair), Cramer, Lord and Rogers, each of whom is an independent director as defined by Nasdaq Listing Rule 5605(a)(2) and (c)(2). The Board has also determined that Mr. Kelly, an independent director, qualifies as an “audit committee financial expert” as defined by the SEC. Mr. Larson, as A-B’s designee, currently observes meetings of the Audit Committee. The Audit Committee met five times during 2011. The Board has adopted a written charter for the Audit Committee, which is reviewed annually and revised as appropriate. A copy of the Audit Committee Charter is available on our website at www.craftbrew.com (select Investors – Governance – Highlights).

Compensation Committee
The Compensation Committee is responsible for establishing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other members of senior management and evaluating the performance of the Chief Executive Officer and other members of senior management in light of those goals and objectives; developing and overseeing the overall compensation policies applicable to our Chief Executive Officer and other members of senior management, which includes various Vice Presidents and the Chief Financial Officer; and annually reviewing and making recommendations to the Board with respect to director compensation and benefits. The Compensation Committee is also responsible for establishing general policies applicable to the granting, vesting and other terms of stock options, restricted stock, restricted stock units, performance awards, stock appreciation rights and other stock-based awards granted to employees under our stock option and stock incentive plans, and for determining the number and terms of such grants made to our executive officers, among others.

The Compensation Committee is currently composed of Messrs. Lord (Chair), Boyle, Cramer, Kelly and Rogers, each of whom is an independent director as defined by Nasdaq Listing Rule 5605(a)(2).  Mr. Johnson, as A-B’s designee, currently observes meetings of the Compensation Committee. The Compensation Committee met four times during 2011. The Board has adopted a written charter for the Compensation Committee, which is available on our website at www.craftbrew.com (select Investors – Governance – Highlights).

Under its charter, the Compensation Committee has the authority, in its sole discretion, to retain the services of outside consultants to provide advice regarding our executive compensation program and other compensation matters for which the committee is responsible. The Compensation Committee also has sole authority to terminate its relationship with any consultants and to approve their fees and other terms of their engagement. In December 2010, the Compensation Committee retained Mercer, a national compensation consulting firm, and has consulted it from time to time regarding compensation issues. Additional information regarding the committee’s interaction with Mercer appears below under the heading “Compensation Discussion and Analysis.”

The Compensation Committee receives and considers the recommendations of Terry Michaelson, our Chief Executive Officer, regarding compensation of other members of the executive leadership team (the “ELT”). Mr. Michaelson, Mark Moreland, our Chief Financial Officer, and Kurt Widmer, Chairman of the Board, attend meetings of the Compensation Committee when invited. Mr. Michaelson reports to the committee regarding the level of achievement of individual performance goals by other ELT members tied to their annual cash incentive target bonuses. Executive officers and the Chairman are excused during the committee's deliberations regarding their compensation.

The Compensation Committee received input from Messrs. Michaelson, Moreland and Widmer regarding various elements of our compensation program in 2011, including base salary levels for ELT members, target annual cash incentive bonus amounts, the allocation between corporate performance goals and individual performance goals for the target bonuses, identification and calculation of the corporate performance goals, establishment of individual performance goals for each ELT member and the Chairman, and establishment of three-year corporate performance goals for the long-term performance share grants made to ELT members in 2011.

In reviewing our compensation policies and practices, the Compensation Committee has considered whether our compensation program, particularly our performance-based awards, encourage participants to take risks that are reasonably likely to have a material adverse effect on us, and has concluded that such a result is unlikely.

Nominating and Governance Committee
The Nominating and Governance Committee reviews the structure of the Board, its committee structure and overall size; recommends to the Board nominees for vacant Board positions; reviews and reports to the Board on the nominees to be included in the slate of directors, including evaluating any individuals suggested by shareholders, for election at the Annual Meeting of Shareholders; recommends directors to serve on each Board committee; oversees the development of a plan for CEO succession; and oversees the evaluation of the Board and its committees.

The Nominating and Governance Committee is currently composed of Messrs. Boyle (Chair), Cramer, Kelly, Lord and Rogers, each of whom is an independent director as defined by Nasdaq Marketplace Rule 5605(a)(2). Mr. Johnson, as A-B’s designee, currently observes meetings of the Nominating and Governance Committee. The Nominating and Governance Committee met three times in 2011. The Board has adopted a written charter for the Nominating and Governance Committee, which is reviewed annually and revised as appropriate. A copy of the charter is available on our website at www.craftbrew.com (select Investors – Governance – Highlights).

Strategic Planning Committee
The Strategic Planning Committee is responsible for advising management in the development of strategic plans; reviewing proposed capital and other significant expenditures proposed by management for consistency with our long-term business objectives; and reviewing and recommending to the Board management proposals related to expansion, capital investment, acquisitions, partnerships, joint ventures or alliances, dispositions of capital assets, adequacy of the existing capital structure and similar issues.

The Strategic Planning Committee is currently composed of Messrs. Rogers (Chair), Boyle and Lord, each of whom is an independent director as defined by Nasdaq Marketplace Rule 5605(a)(2). Mr. Larson, as A-B’s designee, currently observes meetings of the Strategic Planning Committee. The Strategic Planning Committee met four times in 2011. The Board has adopted a written charter for the Strategic Planning Committee, which is reviewed annually and revised as appropriate. A copy of the charter is available on our website at www.craftbrew.com (select Investors – Governance – Highlights).

Risk Management

We have designed and implemented processes to manage risk in our operations. The Board’s role in risk management is primarily one of oversight, with day-to-day responsibility for risk management implemented by the management team. The Board executes its oversight role directly and also through its various committees. The Audit Committee has principal responsibility for implementing the Board’s risk management oversight role. The Audit Committee reviews management’s assessment of the key risks facing us, including the key controls it relies on to mitigate those risks. The Audit Committee also monitors certain key risks at each of its regularly scheduled meetings, such as risk associated with internal control over financial reporting, liquidity risk, risk relating to compliance with loan covenants, and risk arising out of related party transactions. The Nominating and Governance Committee also assists in risk management by overseeing our compliance with legal and regulatory requirements and risks relating to our governance structure. The Compensation Committee assesses risks created by the incentives inherent in our compensation policies. Finally, the full Board reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are filled by two different people. Kurt Widmer serves as Board Chairman, while Terry Michaelson serves as Chief Executive Officer. Although the Board has chosen to separate the positions of Chief Executive Officer and Chairman of the Board, Mr. Widmer, as an employee, is not independent. The five independent directors believe that Mr. Widmer’s history as a pioneer and innovator within the craft brewing industry and his strategic experience with us makes him the appropriate leader of the Board, while they believe that Mr. Michaelson’s experience in growing and leading smaller companies and knowledge of branding strategy and development makes him the appropriate choice for Chief Executive Officer. Separating the Chairman and Chief Executive Officer positions provides multiple perspectives and ideas at Board meetings, expands the skill set available to address the variety of risks and challenges we may encounter, and improves communication between management and the Board by giving the Chief Executive Officer a single initial source for Board-level communication and input on significant decisions. By meeting in executive sessions on a regular basis, the five independent directors have the opportunity to identify and evaluate issues facing us, engaging in a frank and candid dialogue without management being present. For this reason, it is the Nominating and Governance Committee’s view that there is no need for an independent lead director at this time. The Board believes that its current leadership structure has not been influenced by the manner in which it oversees risk management. The Nominating and Governance Committee reevaluates the efficacy of the Board’s leadership structure periodically.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders wishing to communicate with the Board, the non-management directors, or with an individual Board member may do so by writing to the Board, to the non-management directors, or to the particular Board member, and mailing the correspondence to: c/o Terry E. Michaelson, Craft Brew Alliance, Inc., 929 N. Russell St., Portland, Oregon 97227. The envelope should indicate that it contains a shareholder communication. All such shareholder communications will be forwarded to the director or directors to whom the communications are addressed.

DIRECTOR COMPENSATION

Non-employee directors currently receive stock-based and cash compensation for their service on the Board. Beginning with the 2011 Annual Meeting of Shareholders, each non-employee director receives an annual grant of shares of our common stock with a fair value of $25,000 upon election at the Annual Meeting of Shareholders. Each non-employee director is also entitled to receive an annual cash retainer of $20,000, paid quarterly.

The Chair of the Audit Committee is entitled to receive an additional cash retainer of $15,000, while each other member of the Audit Committee is entitled to receive $4,000. The Chairs of each of the Nominating and Governance, Compensation, and Strategic Planning Committees are entitled to receive an additional cash retainer of $10,000, while all other committee members are entitled to receive a payment of $2,000 for each committee position.  Committee compensation is paid quarterly.

The following table sets forth certain information regarding the compensation earned by or awarded to each member of the Board in 2011.

Name	Fees earned or paid in cash	Stock Awards(1)	Non-equity incentive plan compensation	All other compen- sation	Total
Timothy P. Boyle	$34,000	$25,000	$-	$-	$59,000
Marc J. Cramer	28,000	25,000	-	-	53,000
Andrew R. Goeler(2)	10,000	25,000	-	-	35,000
E. Donald Johnson, Jr.	10,000	-	-	-	10,000
Kevin R. Kelly	39,000	25,000	-	-	64,000
Thomas D. Larson	10,000	-	-	-	10,000
David R. Lord	38,000	25,000	-	-	63,000
John D. Rogers, Jr.	37,250	25,000	-	-	62,250
Kurt R. Widmer(3)	201,250	-	66,750	6,629	274,629

(1)
On May 25, 2011, each of Messrs. Boyle, Cramer, Goeler, Kelly, Lord and Rogers were granted 2,700 fully-vested shares of our common stock. Messrs. Johnson and Larson joined the Board of Directors in July 2011 and, accordingly, did not receive a stock award in 2011. The fair value of the stock awards was determined based on the fair value of our common stock on the date of grant. See Note 14 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for additional information.

(2)	Mr. Goeler ceased to be a director on June 29, 2011.
(3)
All other compensation for Mr. Widmer represents the 401(k) employer matching contribution accrued for Mr. Widmer for 2011. See discussion in “Compensation Discussion and Analysis” for descriptions of our 401(k) and non-equity incentive plans.

Equity incentive awards outstanding at December 31, 2011 for each director were as follows:

Name	Unvested Stock Awards (#)	Option Awards (#)
Timothy P. Boyle	-	-
Marc J. Cramer	-	-
E. Donald Johnson, Jr.	-	-
Kevin R. Kelly	-	-
Thomas D. Larson	-	-
David R. Lord	-	12,000
John D. Rogers, Jr.	-	8,000
Kurt R. Widmer	-	-

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with Moss Adams LLP, the Company’s independent registered public accounting firm, the matters required to be discussed under Statement on Auditing Standards No. 61, Communication with Audit Committees, which includes a review of the findings of the independent accountant during its examination of the Company’s financial statements. The Audit Committee has received the written disclosures and the letter from Moss Adams LLP required by rules of the Public Company Accounting Oversight Board regarding the firm’s communications with the Audit Committee concerning independence and has discussed with Moss Adams LLP its independence.

Based upon the review and discussions of the Audit Committee with respect to the items listed above, the Audit Committee has recommended to the Board of Directors that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC. The Audit Committee has also recommended, subject to shareholder approval, the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2012.

Respectfully Submitted,

Kevin R. Kelly (Chair)
Marc J. Cramer
David R. Lord
John D. Rogers, Jr.
Audit Committee Members

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2011, none of our executive officers served as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Our Board is responsible for establishing and administering our executive compensation and employee benefit programs in the context of our overall goals and objectives. This Board duty has been delegated to the Compensation Committee (referred to in this section as the “Committee”) in accordance with the Committee's Charter. The Committee reviews the executive compensation program at least annually and approves appropriate modifications to executive officer compensation, including specific amounts and types of compensation. The Committee is responsible for establishing the compensation of the CEO. The Committee also reviews and approves the compensation and incentive programs for other executive officers after reviewing the CEO's recommendations. The Committee establishes the annual compensation of the non-employee directors and oversees the Company's equity compensation plans, including the administration of our stock-based compensation plans.

This Compensation Discussion and Analysis provides information on our executive compensation program and policies and summarizes the decision-making process supporting the compensation amounts shown in the tables that follow this section.

Executive Compensation Philosophy and Objectives
The objectives of our compensation program are to (i) provide a competitive, comprehensive compensation package to attract, retain and motivate highly talented personnel at all levels of our organization and (ii) provide incentives and rewards for implementing and accomplishing our short-term and long-term strategic and operational goals and objectives. Therefore, we strive to structure compensation packages that are competitive within the industry, while maintaining and promoting our interests, as well as the interests of our shareholders. Additionally, when appropriate, compensation is structured to maximize the tax benefits available to us and minimize compensation expense.

We believe that specific levels of executive compensation should reflect the responsibilities of each position within our company, the relative value of the position and the competition for quality, key personnel in our industry. Our executive compensation program includes four primary components:

•
Base salary. Base salary is the guaranteed element of an executive’s annual cash compensation. The level of base salary reflects the Committee’s assessment of the employee’s long-term performance, his or her skill set and the market value of that skill set.

•
Annual cash bonus opportunities. Performance-based incentive cash bonuses are intended to reward executives for achieving specific financial and operational goals both at a corporate and an individual level.

•
Long-term incentive awards. Long-term incentives are provided through grants of stock options and performance share awards intended to encourage our executives to take steps that they believe are necessary to ensure our long-term success, and to align their interests with our other shareholders.

•
Severance payments. Executive employment agreements provide for severance payments as a means of recruiting and retaining top quality executives, by assuring them of a reasonable amount of compensation in the event of termination of employment under specified circumstances.

Advice of Compensation Consultant
In December 2010, the Committee retained an outside compensation consultant, Mercer, to analyze the position of our executive compensation program as compared to our peers.  Mercer also advised the Committee regarding appropriate elements of a competitive executive compensation structure, including fixed and at-risk elements, short-term and long-term incentives, cash and equity components, and benefits. The Committee also asked Mercer to assist in confirming the appropriate level and structure of the composition of director compensation for a public company of our size.

In January 2011, Mercer reported to the Committee regarding its analysis of our total executive compensation packages for positions held by members of our executive leadership team (the "ELT"), as well as specific components of those packages, as compared to executives holding similar positions at similarly-sized manufacturing and general industrial companies, including data in the 2010 Mercer US Global Premium Executive Remuneration Suite and the 2010 Wyatt Top Management Compensation Survey. The data indicated that our base salaries for ELT members were significantly below market, in most instances at the 25th percentile or below, compared to our peers, while our target cash opportunities and actual total cash payments, including performance-based bonuses, were closer to the median other than for the CEO position, which was below the 25th percentile. The survey results also indicated that our long-term equity incentive awards were significantly below market, with our CEO and CFO positions below the 25th percentile and the other ELT members below the median. Mercer advised that, with respect to equity incentives, there had been a recent shift from employee stock options to restricted stock units or performance-based stock awards, typically based on a 3-year performance cycle.

The Committee's decisions regarding ELT compensation for 2011 reflected its desire to bring the Company's executive compensation program more in line with its peers, while emphasizing incentive compensation over fixed compensation such as salaries and benefits.

Components of 2011 Executive Officer Compensation
Our executive compensation program is comprised of both fixed and variable elements with both cash and equity components, including a base salary, annual cash incentive bonus opportunities, grants of stock options and performance shares, modest personal benefits and severance arrangements.

Base Salary
Base salaries are established annually, with changes generally becoming effective April 1 of each year. As noted above, the Committee, based on the analysis provided by Mercer, determined that base salary levels for the ELT members were substantially below our peers, while total cash compensation, while below the median, was more competitive. With this in mind, the Committee determined that base salaries should be increased to reach the 40th percentile by 2013 for more senior management compared to our peers, and the 35th percentile for other ELT members. As the CEO’s base salary was below the 25th percentile based on peer comparisons, the Committee approved an 18% increase in Mr. Michaelson’s base salary effective April 1, 2011, while other ELT members named in the Summary Compensation Table below (the “named executive officers”) received increases as follows: Mr. Moreland, 7%; Mr. Pastore, 7%; and Mr. Wall, 3%. Mr. Thomas was not hired until June 2011.

2011 Annual Cash Incentive Bonuses
We provide our ELT members with annual cash bonus opportunities subject to the attainment of corporate level goals and individual performance objectives. The corporate level goals relate to 80% of the bonus opportunity and the individual objectives to 20%. Consistent with the Committee’s philosophy of tying a significant portion of compensation to the achievement of performance goals, the Committee established annual cash bonus opportunities, expressed as a percentage of 2011 base salary, for the named executive officers as follows: Mr. Michaelson, 70%; Mr. Moreland, 65%; Mr. Pastore, 60%; Mr. Thomas, 40%; and Mr. Wall, 40%. This represented an increase over target percentages for 2010 of 50% for the CEO and CFO positions and 30% for the other ELT members, with the goal of bringing total target cash compensation for the ELT members closer to the median compared to our peers, while weighting cash bonus opportunities more heavily than salaries.

The corporate level goals approved by the Committee for 2011 were based 50% on attainment of earnings before interest, taxes, depreciation, and amortization ("EBITDA") of $13.5 million and 50% on attainment of total sales of $142.3 million. EBITDA as calculated reflects the potential bonuses as expense. For every 1% by which achievement of a corporate goal was above or below 100%, the portion of the bonus opportunity attributable to that goal would increase or decrease by 2.5%. No bonus amount would be paid with respect to a goal as to which achievement fell below 80%.

The individual performance objectives are based upon achieving financial, strategic, operational and other goals in functional areas for which an executive has responsibility. Individual performance objectives are tied to the executive officer’s role in achieving our strategic and operating goals. Goals established by the Committee for 2011 focused on the attainment of market share goals for each of our brands measured by percentage sales growth in 2011 for our primary public company competitor in the craft beer segment, The Boston Beer Company, Inc. The threshold requirement of 80% and the downward percentage adjustment for achievement below the 100% level were the same as for the corporate goals, but there was no multiplier for exceeding 100% of brand performance.

The Committee determines the extent to which performance goals have been satisfied following the end of each fiscal year. Any annual cash incentive bonus award approved by the Committee for our Chief Executive Officer is subject to review and ratification by the Board. Payment, if any, is made promptly following such determination. An ELT member is not entitled to receive a bonus unless he or she remains employed by us through the date of the Committee’s determination.

In March 2012, the Committee determined that the EBITDA goal had been met at the 106.3% level and the sales goal had been met at the 112.1% level, resulting in a payout on the bonus opportunity tied to performance goals of 87.4% as compared to the 80% target. With regard to the individual goals based on market share growth, the Committee determined that the level of achievement yielded a 12.8% payout as compared to the 20% target.

Stock Incentive Plan Awards
The Committee typically considers equity grants for our ELT members and other employees annually, with such grants generally occurring in May.

As part of its analysis provided to the Committee in January 2011, Mercer advised that the long-term equity incentive grants awarded to the ELT members in prior years were significantly below market as compared to our peers. Mercer also recommended that the Committee consider shifting away from grants solely of stock options and consider making grants of restricted stock or restricted stock units, with vesting based on continued employment, attainment of performance goals, or both.

After considering Mercer’s recommendations, and in line with its philosophy of weighting our executive compensation program more heavily to incentive compensation, particularly compensation intended to align the interests of senior management with the interests of our shareholders, the Committee determined to approve significantly higher equity grants for 2011 than in our recent history.

The Committee determined that the grant date fair value of equity grants to the named executive officers for 2011, expressed in terms of a percentage of base salary, for the named executive officers should be as follows: Mr. Michaelson, 100%; Mr. Moreland, 75%; Mr. Pastore, 75%; Mr. Thomas, 60% (prorated based on his hire date); and Mr. Wall, 50%. As compared to our peers, based on grant date fair value, this placed the CEO position at approximately the 35th percentile, the CFO position at slightly above the median and other ELT members at approximately the 75th percentile. The Committee further determined that the equity awards, based on grant date fair value, should be 30% in the form of time-vested stock options and 70% in the form of performance share awards. Consequently, a substantial portion of the equity awards are subject to attainment of performance goals as described below.

The vesting of the performance share awards is subject to achieving target levels of net sales and adjusted EBITDA over a three-year performance cycle ending December 31, 2013. The target amounts were derived from the budget numbers that had been developed by management and approved by the Board. Accordingly, at the time the Committee approved the equity grants in May 2011, it believed that the performance shares would likely vest in full. Additional details of the equity awards are reflected in the tables set forth under “Executive Compensation” below.

Severance Benefits
As part of the employment agreements with each of our named executive officers, we have entered into severance arrangements that provide for severance benefits in the event that the officer’s employment is terminated under specified circumstances as described in more detail below under “Employment Arrangements and Potential Payments upon Termination or Change-in-Control.”

Other Compensation
We make contributions to the 401(k) accounts of all participating named executive officers on the same terms as those of other participants in our 401(k) plan and provide health and disability insurance for the named executive officers under the same plans as for non-executive employees.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, included elsewhere in this proxy statement, with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in our annual report on Form 10-K and included in this proxy statement.

Submitted by the Compensation Committee of the Board of Directors:

David R. Lord (Chair)	Kevin R. Kelly
Timothy P. Boyle	John D. Rogers, Jr.
Marc J. Cramer

EXECUTIVE OFFICERS

The following individuals were our executive officers as of April 12, 2012:

Name	Age	Position	Executive Officer Since
Terry E. Michaelson	58	Chief Executive Officer	2008
Mark D. Moreland	47	Chief Financial Officer and Treasurer	2008
Danielle A. Katcher	41	Vice President, Marketing	2010
V. Sebastian Pastore	45	Executive Vice President, Brewing, Operations and Logistics	2008
Andrew J. Thomas	44	President of Commercial Operations	2011
Martin J. Wall	40	Vice President, Sales	2008

There are no family relationships between our executive officers and directors.

Terry E. Michaelson has served as our Chief Executive Officer since November 13, 2008 and was previously our Co-Chief Executive Officer following our merger with WBBC on July 1, 2008. Mr. Michaelson served as President of Craft Brands Alliance LLC (“Craft Brands”), a joint marketing effort between WBBC and the Company, from July 2004 to July 1, 2008. From March 1995 to June 2004, he served as Chief Operating Officer and Executive Vice President of WBBC.

Mark D. Moreland has served as our Chief Financial Officer and Treasurer since August 2008 and, prior to that, was our Chief Accounting Officer, beginning July 1, 2008, the effective date of the merger with WBBC. From April 1, 2008 to June 30, 2008, Mr. Moreland served as Chief Financial Officer of WBBC. He was Executive Vice President and Chief Financial Officer of Knowledge Learning Corporation from July 2006 to November 2007. From July 2005 to June 2006, Mr. Moreland held the positions of Interim CFO, Senior Vice President - Finance and Treasurer with Movie Gallery, Inc., which operated the Movie Gallery and Hollywood Entertainment video rental chains. From August 2002 to July 2005, he was Senior Vice President, Finance and Treasurer of Hollywood Entertainment Corporation, which Movie Gallery, Inc. acquired in April 2005. Movie Gallery and each of its U.S. affiliates filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code on October 16, 2007, and the plan of reorganization was subsequently confirmed by the U.S. Bankruptcy Court in 2008.

Danielle A. Katcher was promoted to the position of Vice President, Marketing effective March 1, 2010. Prior to that, Ms. Katcher served as our Senior Director, Marketing beginning July 1, 2008. She served as Senior Director of Marketing for Craft Brands from April 2008 to July 1, 2008, and was the Brand Director, Redhook and Kona, for Craft Brands from December 2006 to April 2008. Ms. Katcher served as Director of Innovation for Craft Brands during this period as well, joining Craft Brands in January 2006.

V. Sebastian Pastore has served as our Executive Vice President, Brewing, Operations and Logistics since July 11, 2011 and, prior to that, was our Vice President, Brewing Operations and Technology, beginning July 1, 2008. Prior to that, Mr. Pastore served as Vice President of Brewing of WBBC from March 2002 to July 1, 2008. From June 2000 to March 2002, he worked for Coca-Cola Enterprises. From December 1994 to June 2000, Mr. Pastore served as the Director of Brewing for WBBC.

Andrew J. Thomas has served as President of Commercial Operations since June 1, 2011.  Prior to that, Mr. Thomas served as an independent marketing and strategy consultant and senior adviser to The Monitor Group, a strategy consulting firm, beginning in April 2009. Mr. Thomas was an independent consultant from October 2007 to April 2009. He served as President and Chief Executive Officer of Heineken USA from 2005 to 2007, and was employed by Heineken International from January 1995 to October 2007 in a variety of positions of increasing responsibility and authority.

Martin J. Wall has served as our Vice President, Sales since the merger with WBBC. Prior to that, Mr. Wall served as Vice President of Sales of Craft Brands from July 2004 to July 1, 2008. From September 2000 to June 2004, he served as Vice President of Sales of WBBC.

There are no family relationships among any of our directors or executive officers, except that Kurt Widmer, the Chairman of our Board of Directors, is the brother of Rob Widmer, who serves as our Vice President of Corporate Quality Assurance and Industry Relations, a non-executive position.

EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation earned during the years ended December 31, 2011, 2010 and 2009 by (i) our Principal Executive Officer (“PEO”); (ii) our Principal Financial Officer (“PFO”); and (iii) the three most highly compensated executive officers other than our PEO and PFO who were serving as executive officers at December 31, 2011.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compen-sation ($)(2)	All Other Compen-sation ($)(3)	Total ($)
Terry E. Michaelson	2011	$307,054	$224,715	$96,264	$225,149	$9,067	$862,249
Chief Executive Officer	2010	269,639	-	107,907	140,068	6,589	524,203
	2009	213,462	-	6,465	107,500	9,800	337,227

Mark D. Moreland	2011	216,479	115,675	49,541	143,481	6,455	531,631
Chief Financial Officer and	2010	204,315	-	86,325	106,296	6,086	403,022
Treasurer	2009	200,000	-	6,016	100,000	8,000	314,016

V. Sebastian Pastore	2011	183,604	97,997	41,984	112,244	5,507	441,336
Executive Vice President,	2010	173,668	-	73,352	54,211	5,210	306,441
Brewing, Operations and Logistics	2009	170,000	-	5,114	51,000	6,801	232,915

Andrew J. Thomas(4)	2011	167,139	73,491	31,514	70,140	-	342,284
President of Commercial
Operations

Martin J. Wall	2011	170,641	60,181	25,790	68,938	4,978	330,528
Vice President of Sales	2010	165,488	-	69,908	51,156	5,022	291,574
	2009	162,000	-	4,874	48,600	7,271	222,745

(1)
Represents the grant date fair value of stock-based awards under our 2010 Stock Incentive Plan. Additional details regarding the terms of the awards are set forth in the following two tables. See Note 14 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for information on the valuation assumptions and other related information.

(2)
The amounts shown reflect the annual cash incentive awards based on performance for the years shown and paid in the first quarter of the following year. Additional details of the awards for 2011 are set forth in the following table.

(3)	All other compensation for 2011, 2010 and 2009 represents the 401(k) employer matching contributions paid or accrued for the benefit of the named executive officer.
(4)	Mr. Thomas became an executive officer effective June 1, 2011.

Grants of Plan-Based Awards Table for the Year Ended December 31, 2011

		Estimated potential payouts under non-equity incentive plan awards		Estimated future payouts under equity incentive plan awards		All other option	Exer- cise	Grant date
Name	Grant date	Threshold ($)(1)	Target ($)(1)	Threshold (#)(2)	Target (#)(2)	awards: Number of securities underlying options (#)(3)	or base price of option awards ($/sh)(4)	fair value of stock and option awards ($)(5)
Terry E.	05/25/11	-	-	7,265	24,215	-	-	$224,715
Michaelson	05/25/11	-	-	-	-	16,050	$9.28	96,264
		$112,350	$224,700	-	-	-	-	-

Mark D.	05/25/11	-	-	3,740	12,465	-	-	115,675
Moreland	05/25/11	-	-	-	-	8,260	9.28	49,541
		71,598	143,195	-	-	-	-	-

V. Sebastian	05/25/11	-	-	3,168	10,560			97,997
Pastore	05/25/11	-	-	-	-	7,000	9.28	41,984
		56,010	112,020	-	-	-	-	-

Andrew J.	06/01/11	-	-	2,358	7,860	-	-	73,491
Thomas	06/01/11	-	-	-	-	5,215	9.35	31,514
		35,000	70,000	-	-	-	-	-

Martin J.	05/25/11	-	-	1,946	6,485	-	-	60,181
Wall	05/25/11	-	-	-	-	4,300	9.28	25,790
		34,400	68,800	-	-	-	-	-

(1)
Represents the potential annual cash incentive bonus amounts payable based on the level of achievement of corporate and individual performance goals as described under “Compensation Discussion and Analysis” above. The target amounts are payable if the overall achievement level is 100%. The threshold amounts are payable if the overall achievement level is 80%. No amounts are payable for achievement below 80% of the target level. For each percentage point that achievement of the goal falls below the target level, the bonus amount attributable to that goal is reduced by 2.5%. For each percentage point that achievement of the goal is above the target level, the bonus amount attributable to that goal is increased by 2.5%. For 2011, no maximum limit on bonus amounts payable was imposed.

(2)
Represents performance share awards that will vest upon the attainment of performance goals over a three-year performance cycle ending December 31, 2013 as described under “Compensation Discussion and Analysis” above. Upon vesting, the performance shares will be settled in shares of common stock. The target amounts will be issuable if the overall achievement level is 100%. The threshold amounts will be issuable if the overall achievement level is 80%. No shares of common stock will be issuable if achievement is below the 80% level. For each percentage point that achievement of the goal falls below the target level, the amount attributable to that goal is reduced by 3.5%. There is no increase for achievement above the target level.

(3)	Reflects stock options which vest in five equal annual installments beginning one year after the date of grant and expire 10 years after the date of grant.
(4)	The exercise price is equal to the closing sale price of our common stock on the date of grant.
(5)
See Note 14 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for information on the valuation assumptions and other related information.

Outstanding Equity Awards at Year End 2011

The following table sets forth the outstanding equity awards held by the named executive officers as of December 31, 2011:

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options: exercisable (#)		Number of securities underlying unexercised options: unexercisable (#)	Option exercise price ($/Sh)	Option expiration date		Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Terry E.	3,635		3,635	$1.25	02/11/19	(1)	-		$-
Michaelson	5,074		20,296	2.39	04/01/20	(2)	-		-
	2,572		10,288	6.88	12/07/20	(3)	-		-
	-		16,050	9.28	05/25/21	(4)	-		-
	-		-	-	-		24,215	(5)	145,774	(6)

Mark D.	3,382		3,383	1.25	02/11/19	(1)	-		-
Moreland	4,720		18,880	2.39	04/01/20	(2)	-		-
	1,820		7,280	6.88	12/07/20	(3)	-		-
	-		8,260	9.28	05/25/21	(4)	-		-
	-		-	-	-		12,465	(5)	75,039	(6)

V. Sebastian	2,875		2,875	1.25	02/11/19	(1)	-		-
Pastore	4,012		16,048	2.39	04/01/20	(2)	-		-
	1,546		6,184	6.88	12/07/20	(3)	-		-
	-		7,000	9.28	05/25/21	(4)	-		-
	-		-	-	-		10,560	(5)	63,571	(6)

Andrew J.	10,000	(7)	-	6.50	10/12/13		-		-
Thomas	10,000	(7)	-	7.79	01/01/14		-		-
	-		5,215	9.35	06/01/21	(8)	-		-
	-		-	-	-		7,860	(5)	47,317	(6)

Martin J.	2,740		2,740	1.25	02/11/19	(1)	-		-
Wall	3,822		15,288	2.39	04/01/20	(2)	-		-
	1,474		5,896	6.88	12/07/20	(3)	-		-
	-		4,300	9.28	05/25/21	(4)	-		-
	-		-	-	-		6,485	(5)	39,040	(6)

(1)	50% of the unvested shares vested on February 11, 2012 and the remaining 50% vest on February 11, 2013.
(2)	25% of the unvested shares vested on April 1, 2012 and the remaining 75% of the unvested shares vest in three equal installments on April 1, 2013, 2014 and 2015.
(3)	The unvested shares vest in four equal installments on December 7, 2012, 2013, 2014 and 2015.
(4)	The unvested shares vest in five equal installments on May 25, 2012, 2013, 2014, 2015 and 2016.
(5)
Vesting of this award is contingent upon meeting various company-wide performance goals. The performance goals are tied to target amounts of adjusted EBITDA and net sales for the three fiscal years ending December 31, 2013. The awards earned will range from zero to one hundred percent of the targeted number of performance shares and will be payable no later than April 30, 2014.

(6)	Based on the closing price of our common stock on December 30, 2011, $6.02 per share.
(7)	Represents stock appreciation rights to be settled in cash based on the amount by which the fair market value of our common stock on the date of exercise exceeds the base price.
(8)	The unvested shares vest in five equal installments on June 1, 2012, 2013, 2014, 2015 and 2016.

Option Exercises and Stock Vested for the Year Ended December 31, 2011

No named executive officer exercised any options or had any restricted stock that vested in 2011.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Other than as described below, we do not have any employment agreements or any other agreements or understandings with any of the named executive officers that provide for supplemental payments after the executive’s employment terminates.

Material Terms of Employment Letter Agreements

We have entered into employment letter agreements with each named executive officer which provide the structure of their compensation. The annual base salaries for the named executive officers are established annually by the Compensation Committee, and any adjustments are made effective April 1 of the succeeding year.

Terry E. Michaelson
Under our employment letter agreement with Mr. Michaelson, he was entitled to long-term bonus amounts earned in 2007 and payable in installments under a previous employment agreement with Craft Brands that terminated with the WBBC Merger. The amount paid to Mr. Michaelson under this provision in 2011 was $16,013. No future amounts are payable pursuant to this agreement.

Severance Benefits for All Executive Officers
Pursuant to the agreements, severance benefits become payable in the event the executive officer’s employment is involuntarily terminated for any reason other than “for cause” or if the officer resigns for “good reason.” The amount of the severance benefit for Messrs. Michaelson, Pastore and Wall would be equal to 12 months at their current rate of base salary. The amount of severance benefit for Ms. Katcher and Messrs. Moreland and Thomas would be equal to the lesser of (i) two weeks for each full year of service or (ii) 12 months at his or her current rate of base salary; provided, however, in no event shall the severance benefit be less than 6 months at their current rate of base salary. Severance benefits are generally payable in accordance with the normal payroll schedule commencing on the day following termination and extending for a period not to exceed 12 months. For a termination that is eligible for severance benefits, the executive officer would also be entitled to receive the health benefits comparable to those in place at termination over the same severance period.

Any remaining severance benefits payable to the executive officer will terminate if he or she accepts employment or associates with a brewing or other company that we determine, in our reasonable discretion, is a competitor of ours or the alcoholic beverage business of A-B as of the effective date of such employment or association. All health benefits payable under this provision would terminate if, while receiving such benefits, the executive officer accepts employment with another employer that provides similar health benefits.

“For cause” is defined in the agreements as engaging in conduct which has substantially and adversely impaired our interests, or would be likely to do so if the officer were to remain employed by us; engaging in fraud, dishonesty or self-dealing relating to, or arising out of, employment with us; violating any criminal law relating to employment or to us; engaging in conduct which constitutes a material violation of a significant company policy or our Code of Conduct and Ethics, including, without limitation, violation of policies relating to discrimination, harassment, use of drugs and alcohol and workplace violence; or repeatedly refusing to obey lawful directions of the Board.

“Good reason” is defined in the agreements as the occurrence of one or more of the following events without the officer’s consent: (i) a material reduction in his authority, duties, or responsibilities as defined; (ii) a material reduction in the authority, duties, or responsibilities of the person or persons to whom the officer reports (including, for the Chief Executive Officer, a requirement that he report to one of our other officers or employees instead of reporting directly to the Board); or (iii) a relocation of the officer’s workplace to a location that is more than 100 miles from Portland, Oregon. The agreements include provisions for written notice and an opportunity for us to cure the issue(s).

The following table quantifies for each named executive officer the estimated potential cash severance benefits and the continuation of health benefits that would be provided if the circumstances described above had occurred as of December 31, 2011.

Name	Potential cash severance benefit	Continuation of health benefits(1)	Total severance benefits
Terry E. Michaelson	$321,000	$13,445	$334,445
Mark D. Moreland	110,150	-	110,150
V. Sebastian Pastore	175,100	4,446	179,546
Andrew J. Thomas	150,000	2,223	152,223
Martin J. Wall	172,000	13,445	185,445

(1)	Based on COBRA premium rates in effect as of January 1, 2012. Mr. Moreland is not currently enrolled in our health plans so no health benefit would be payable.

Other Benefits
Our employment letter agreements with our executive officers provide for participation in all of our employee benefit programs for which the executive officer is eligible, including our 401(k) plan. Under the 401(k) plan, the executive officer’s contributions may be made on a before-tax basis, subject to IRS limits. For 2011, we matched contributions to the 401(k) plan on a 50% basis up to 6% of eligible compensation. Our matching contributions to the plan vest ratably over five years of service by the executive officer. Eligibility for the matching contribution begins after the executive officer has been in our employment a minimum of three months.

RELATED PERSON TRANSACTIONS

Statement of Policy Regarding Related Person Transactions

We have adopted a policy of not engaging in business transactions with our officers, directors, nominees for director, beneficial owners of more than 5% of our common stock and immediate family members or affiliates of the foregoing (each a “Related Person”) except upon terms that are fair and reasonable as determined in good faith by our Audit Committee. Nevertheless, we recognize that there may be situations where such transactions with a Related Person may be in, or may not be inconsistent with, the best interests of our shareholders. Therefore, we have adopted a Statement of Policy with respect to such related person transactions that guides the review and approval or ratification of these transactions.

Under the Statement of Policy, a “related person transaction” is a transaction between us and any Related Person, other than transactions available to all employees generally and transactions involving less than $10,000 when aggregated with all similar transactions. The Audit Committee has been tasked with the review and approval of all related person transactions. The Audit Committee considers all relevant facts and circumstances available in making its determination as to a related person transaction, including (if applicable) but not limited to: the benefits to us; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity which is owned or controlled in substantial part by a director; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. A copy of our Statement of Policy with respect to related person transactions is available on our website at www.craftbrew.com (select – Investors – Governance – Highlights).

Certain Related Person Transactions

Employment Agreement with Mr. Kurt Widmer
Kurt Widmer is a founder, director, employee and significant shareholder of Craft Brew. We entered into an employment agreement effective July 1, 2010 with Mr. Widmer, under which his annual base salary for 2011 was $200,000 and, for 2012, will be $206,000, paid in accordance with our normal payroll policies. Mr. Widmer’s base salary is reviewed annually by the Compensation Committee. Mr. Widmer is entitled to participate in all of our employee benefit programs for which he is eligible, including any long-term incentive plans developed by the Compensation Committee.

The Compensation Committee may establish annual performance goals for Mr. Widmer for each year, which, if met, would entitle Mr. Widmer to an annual cash bonus, subject to review and approval by the Compensation Committee.  Mr. Widmer received a bonus of $66,750 based on achievement of his goals for 2011, which was paid in 2012.

In connection with Mr. Widmer’s employment agreement, severance benefits become payable in the event his employment is involuntarily terminated for any reason other than “for cause” or if he tenders his resignation for “good reason.” The amount of the severance benefit would be equal to 12 months at his current rate of base salary, generally payable to Mr. Widmer in accordance with the normal payroll schedule commencing on the day following termination and extending for a period of 12 months. For a termination that is eligible for severance benefits, Mr. Widmer would also be entitled to receive the same health benefits for 12 months that he had been receiving at the time of termination.

Any remaining severance benefits payable to Mr. Widmer will terminate if he accepts employment or associates with a brewing or other company that we determine, in our reasonable discretion, is a competitor of ours or the alcoholic beverage business of A-B as of the effective date of such employment or association. All health benefits payable under this provision would terminate if, while receiving such benefits, Mr. Widmer accepts employment with another employer that provides similar health benefits.

Effective with the merger with WBBC, we also entered into a separate agreement with Mr. Widmer whereby he agreed through July 1, 2013, not to engage, or permit or cause any of his affiliates to engage in the manufacturing, advertising, marketing, sale or distribution, whether for himself or for third parties, of any malt beverage, soda beverage or alcoholic beverage product, in North America not produced by us. Mr. Widmer also agreed through July 1, 2013 not to encourage any of our employees to leave our employment to join or enter into an employment or service agreement with a competitor, and not to solicit or encourage any of our customers or potential customers to limit, restrict or cease use of our products or services.

Assuming that Mr. Widmer was terminated effective December 31, 2011, we would have owed him $200,000 of cash compensation and health benefits with a value of $9,925.

Employment Agreement with Rob Widmer
We entered into an agreement effective July 1, 2010 with Rob Widmer, an employee and the brother of Kurt Widmer, under which his employment in the position of Vice President of Corporate Quality Assurance and Industry Relations was continued. Rob Widmer received $196,292 as cash compensation for his services during 2011. Rob Widmer is entitled to participate in all of our employee benefit programs for which he is eligible, including any long-term incentive plans developed by the Compensation Committee.  Under the agreement, severance benefits are provided for under certain circumstances. The terms and circumstances under which we would pay Rob Widmer severance benefits are similar to those applicable to Kurt Widmer.

Effective with the merger with WBBC, we also entered into a separate agreement with Rob Widmer whereby he agreed not to compete with us under certain terms and conditions. The agreement is similar to the agreement between us and Kurt Widmer.

Transactions with A-B

Modifications to A-B Agreements
In connection with the sale of our interest in FSB, we modified two agreements with A-B originally executed in 2004: the Master Distributor Agreement (as amended and restated, the “A-B Distributor Agreement”), which was amended primarily to lower our margin fees (“Margin Fees”) to be paid to A-B; and the Exchange and Recapitalization Agreement (as amended and restated, the “Exchange Agreement”).

The modifications to the A-B Distributor Agreement reduced the Margin Fees to be paid to A-B for beer sold through A-B or the associated A-B distribution network, except for beer sold in qualifying territories, as defined, from May 1, 2011 (the “Commencement Date”) until December 31, 2018, to $0.25 per case equivalent from $0.74 per case equivalent. Beer sold through A-B or the associated A-B distribution network in qualifying territories, as defined, will be exempt from Margin Fees until September 30, 2013, and thereafter will be assessed Margin Fees at the $0.25 per case equivalent through December 31, 2018. The exemption from Margin Fees for beer sold in the qualifying territories is subject to certain conditions, including incurring sales and marketing expenses in the qualifying territories at or above specified amounts. In the event the A-B Distributor Agreement is renewed beyond December 31, 2018, the A-B Distributor Agreement sets Margin Fees to be paid to A-B for the period beginning January 1, 2019 and ending December 31, 2028, at $0.75 per case equivalent. The A-B Distributor Agreement no longer provides for the incremental fees that were previously paid to A-B for shipments above the volume of shipments during 2003.

If we purchase additional beer brands, we may distribute those brands outside of the A-B Distributor Agreement while still selling existing brands to A-B affiliated wholesalers. We would not be obligated to pay margin fees on sales of the new brand.

Other Transactions with A-B
Other transactions with A-B consisted of the following (in thousands):

Year Ended December 31,
2011
Gross sales to A-B	$132,914
Margin fee paid to A-B, classified as a reduction of Sales	2,777
Handling, inventory management, royalty and other fees paid to A-B, classified in Cost of sales	490
Amounts received from A-B for lost keg fees and forfeited deposits, included as a reduction of Property, equipment and leasehold improvements, net	267

Amounts due to or from A-B were as follows (in thousands):

December 31,
2011
Amounts due from A-B related to beer sales pursuant to the A-B Distributor Agreement	$8,310
Refundable deposits due to A-B	(1,746)
Amounts due to A-B for services rendered	(2,482)
Net amount due from A-B	$4,082

Note Payable
In connection with the KBC Merger in October 2010, we assumed an obligation for a promissory note payable (“Related Party Note”) to a counterparty that was a significant KBC shareholder and remains a shareholder of Craft Brew Alliance, Inc. The Related Party Note is secured by the equipment comprising a photovoltaic cell generation system (“photovoltaic system”) installed at our brewery located in Kailua-Kona, Hawaii. Accrued interest on the note is due and payable monthly at a fixed interest rate of 4.75%, with monthly loan payments of $16,129. Any unpaid principal balance and unpaid accrued interest under the note will be due and payable on November 15, 2014. The highest balance of the Related Party Note during 2011 was $1.4 million and the balance outstanding as of December 31, 2011 was $0.5 million. Principal and interest payments totaling $924,000 were made during 2011.

Lease Arrangements
As a result of the merger with WBBC, we assumed several lease contracts with lessors whose members include Related Persons. We lease our headquarters office and restaurant space located in Portland, Oregon from Smithson & McKay LLC, whose members include Kurt Widmer, Rob Widmer and Kristen Maier-Lenz, their sister. The lease expires in 2034, with an extension at our option for two 10-year periods. We are responsible for taxes, insurance and maintenance associated with these leases.  We paid lease rentals to Smithson & McKay LLC totaling $65,000 for the year ended December 31, 2011. Rental payments under the lease are adjusted each year to reflect changes in the consumer price index (“CPI”). The lease payments during an extension period, if applicable, will be established at fair market levels at the beginning of each period. We hold a right to purchase these facilities at the greater of $2.0 million or the appraised value of the property. The right to purchase is not valid in the final year of the lease term or in each of the final years of the renewal terms, as applicable.

We also lease our storage facilities and land located in Portland, Oregon, and certain equipment from Widmer Brothers LLC, whose members include Kurt and Rob Widmer. The leases expire in 2017 with extensions at our option for two five-year periods. We are responsible for taxes, insurance and maintenance associated with these leases. We paid lease rentals to Widmer Brothers LLC totaling $57,000 for the year ended December 31, 2011. Rental payments under the leases are adjusted each year to reflect increases in the CPI. The lease payments during an extension period, if applicable, will be established at fair market levels at the beginning of each period.

We hold lease and sublease obligations for certain office space and the land underlying the brewery and pub location in Kona, Hawaii, with Manini Holdings, LLC, whose members include W. Cameron Healy, who beneficially owns 6.3% of our outstanding common stock, and a nonexecutive officer. The sublease contracts expire on various dates through 2020, with an extension at our option for two five-year periods. The rent during an extension period, if applicable, will be established at fair market levels at the beginning of each period. Lease payments to the lessor totaled $360,000 for the year ended December 31, 2011. We are responsible for taxes, insurance and maintenance on the leased property.

Consulting Arrangement with Andrew J. Thomas
Prior to becoming our President of Commercial Operations on June 1, 2011, Andrew Thomas served as an independent marketing and strategy consultant for us. For the period from January 1, 2011 through May 31, 2011, we paid Mr. Thomas $191,362 in consulting fees and granted him a stock appreciation right award (“SAR”) on January 1, 2011. The SAR was immediately exercisable for 10,000 shares of our common stock at a base price of $7.79 per share and expires January 1, 2014. Mr. Thomas has a second SAR that was granted on October 12, 2010, which was immediately exercisable for 10,000 shares of our common stock at a base price of $6.50 per share and expires October 12, 2013. Both SARs are to be settled in cash based on the amount by which the fair market value of our common stock on the date of exercise exceeds the base price. As of December 31, 2011, Mr. Thomas had not exercised either of his SAR awards.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Eight directors are to be elected at the Annual Meeting of Shareholders, to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified. Under our Amended and Restated Bylaws, there are eight positions on the Board and the following individuals have been nominated by the Board of Directors for re-election at the Annual Meeting of Shareholders: Timothy P. Boyle, Marc J. Cramer, E. Donald Johnson, Jr., Kevin R. Kelly, Thomas D. Larson, David R. Lord, John D. Rogers Jr. and Kurt R. Widmer. All of the nominees are currently directors. The accompanying proxy will be voted for these nominees, except where authority to vote is withheld. The proxies cannot be voted for more than eight nominees. Shares held through a broker will only be voted in the election of the directors if the shareholder provides specific voting instructions to the broker. Should any nominee be unable to serve, the persons named in the proxy may vote for any substitute designated by the Board. See “Who is entitled to vote?” on page 1 for an explanation of the cumulative voting provisions applicable to the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION
OF THE NOMINEES NAMED IN PROPOSAL NO. 1.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of Moss Adams LLP (“Moss Adams”), independent registered public accountants, to audit our financial statements for the year ending December 31, 2012.

At the Annual Meeting of Shareholders, the shareholders are being asked to ratify the appointment of Moss Adams as our independent registered public accounting firm for the year ending December 31, 2012. Representatives of Moss Adams will be present at the Annual Meeting of Shareholders and they will have an opportunity to make statements and will be available to respond to appropriate questions from shareholders.

If the votes in favor of the proposal do not exceed the votes against the proposal, the Audit Committee will reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees billed or to be billed by Moss Adams for professional services rendered with respect to the years ended December 31, 2011 and 2010.  All of these services were approved by the Audit Committee:

	2011	2010
Audit Fees(1)	$301,491	$264,475
Audit Related Fees(2)	2,170	3,861
Tax Fees	-	-
All Other Fees	-	-
	$303,661	$268,336

(1)
Audit fees generally include the audit of our annual financial statements, reviews of the financial statements included in our Quarterly Reports on Form 10-Q and review of our periodic reports filed with the SEC. For 2010, audit fees also included fees related to consultation services regarding the accounting for the KBC Merger.

(2)	Audit related fees relate to incidental costs incurred during the audit and reviews.

Auditor Independence

In 2011, there were no other professional services provided by Moss Adams that would have required the Audit Committee to consider their compatibility with maintaining the independence of Moss Adams.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing and overseeing the work of our independent registered public accounting firm. The Audit Committee has established the following procedures for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm will submit a detailed description of services expected to be rendered during that year for each of the following categories of services to the Audit Committee for approval:

•
Audit services. Audit services include work performed for the audit of our financial statements and the review of financial statements included in our quarterly reports, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

•
Audit related services. Audit related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”

•	Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.

•	Other services. Other services are those services not described in the other categories.

Before engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the Audit Committee before the independent registered public accounting firm is engaged.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION
OF THE APPOINTMENT OF MOSS ADAMS LLP.

PROPOSAL NO. 3 — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Under regulations adopted by the SEC, shareholders are permitted to provide an advisory vote regarding the compensation of our named executive officers. This advisory vote, while not binding on the Board or Compensation Committee, provides a means by which shareholders may confirm and approve the overall compensation package of the named executive officers. The vote is a vote to approve or disapprove the overall compensation package of the named executive officers, and does not provide for a vote on any one specific element of the compensation package or on the compensation received by any one person. Although not binding, the results of the vote will be taken into consideration when the Compensation Committee reviews the named executive officer compensation package in the future.

Our executive compensation policies are designed to align the interests of our executive management team with those of our shareholders, provide competitive compensation to attract and retain experienced executive talent, reward achievement of our strategic goals and objectives, both short-term and long-term, while providing a meaningful portion of total compensation that is dependent on our overall financial performance, both long-term and short-term. In considering how to vote, we encourage you to carefully review the Compensation Discussion and Analysis section and related executive compensation tables, which outline the total compensation package and our compensation practices relative to our performance. We believe the compensation program for our named executive officers is appropriate for the following reasons:

•	Our total executive compensation levels are at or below the median as compared to our peers;
•	Our executive compensation program is weighted more toward incentive compensation than fixed elements such as salary;
•
Beginning in 2011, a significant portion of executive compensation is in the form of equity grants, with 70% in performance shares with a three-year performance cycle and 30% in stock options with vesting over five years, in each case based on grant date value, thus aligning the interests of our senior management with the long-term interests of our shareholders;

•	We do not “gross up” compensation, including benefits, by reimbursing executives for the associated income taxes; and
•	Severance benefits are limited to a maximum of 12 months’ base salary plus health benefits.

Accordingly, we are asking shareholders to approve the following advisory resolution:

“Our Board recommends that our shareholders approve, on an advisory basis, the compensation of our named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for our 2012 Annual Meeting of Shareholders.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF
THE ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL NO. 4 — ADVISORY VOTE ON THE FREQUENCY OF
SHAREHOLDER VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

Shareholders also have the opportunity to advise the Board, in a non-binding vote, as to whether we should conduct an advisory (non-binding) vote on named executive officer compensation (that is, votes similar to Proposal No. 3 above) every one, two or three years. In considering your vote, you may wish to review the information presented in connection with Proposal No. 3 above, explanation of our compensation philosophy and policies regarding the named executive officers presented in “Compensation Discussion and Analysis” and the related compensation tables above.

While our compensation strategies are related to both short-term and longer-term business outcomes, most compensation decisions are made annually. We believe that an annual advisory vote on named executive officer compensation will give us timely feedback on our compensation disclosures and executive compensation program. The Board has determined that holding an advisory vote on named executive officer compensation every year is the most appropriate policy for us at this time, and recommends that shareholders vote to hold future advisory votes on named executive officer compensation each year.

Shareholders should be aware that the advisory votes will occur after the majority of decisions regarding executive compensation for the current year have been made. In addition, because the compensation elements integrate into an overall compensation package, it may not be appropriate to change the compensation package to reflect the results of one year’s advisory vote on named executive officer compensation before the next annual meeting of shareholders.

Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation. Although non-binding, the Board and the Compensation Committee will take into account the outcome of the vote when making future decisions about how often we conduct an advisory shareholder vote on our named executive officer compensation. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may, in the future, decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to our compensation programs.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF “ONE YEAR” WITH RESPECT TO THE
FREQUENCY TO CONDUCT FUTURE ADVISORY VOTES
ON NAMED EXECUTIVE OFFICER COMPENSATION.

OTHER MATTERS

We know of no other matters that are likely to be brought before the meeting. If, however, other matters that are not now known come before the meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their discretion.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

An eligible shareholder who desires to have a qualified proposal considered for inclusion in the Proxy Statement prepared in connection with our 2013 Annual Meeting of Shareholders must deliver a copy of the proposal to the Secretary of Craft Brew Alliance, Inc. at our principal executive offices, no later than December 13, 2012.

Proposals of shareholders that are not eligible for inclusion in the Proxy Statement and proxy for our 2013 Annual Meeting of Shareholders, or that concern one or more nominations for Directors at the meeting, must comply with the procedures, including minimum notice provisions, contained in our Amended and Restated Bylaws. Notice must be received by the Secretary of Craft Brew Alliance, Inc. by December 13, 2012. A copy of the pertinent provisions of the Bylaws is available upon request to Investor Relations, Craft Brew Alliance, Inc., 929 N. Russell Street, Portland, Oregon 97227.

SOLICITATION OF PROXIES

We will bear the expense of preparing, printing and distributing proxy materials to our shareholders. In addition to solicitations by mail, there may be incidental personal solicitation at nominal cost by directors, officers, employees or our agents. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our common stock for which they are record holders.

2011 ANNUAL REPORT AND ANNUAL REPORT ON FORM 10-K

A copy of our 2011 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the SEC, is being mailed with this Proxy Statement to each shareholder of record. Shareholders not receiving a copy may obtain one without charge by mailing a request to Investor Relations, Craft Brew Alliance, Inc., 929 N. Russell Street, Portland, Oregon 97227. The 2011 Annual Report is also available at the web address shown on the Notice of Annual Meeting of Shareholders.

IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

CRAFT BREW ALLIANCE, INC.

/s/ Kurt R. Widmer
Kurt R. Widmer
Chairman of the Board

April 12, 2012
Portland, Oregon

19497-1 FOLD AND DETACH HERE YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting are available through 11:59 PM Eastern Time May 13, 2012. OR If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card, except that you must mail your proxy card if you wish to cumulate your votes for director. INTERNET http://www.proxyvoting.com/brew Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. Mark Here for Address Change or Comments SEE REVERSE NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as officer, partner, attorney, executor, administrator, trustee or guardian, please give full title as such. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN Please mark your votes as indicated in this example X The Board of Directors recommends a vote FOR all of the nominees named below. FOR ALL Nominees: WITHHOLD authority to vote for all nominees named below WITHHOLD authority to vote for nominees indicated below ELECTION OF DIRECTORS 01 Timothy P. Boyle _________________ 02 Marc J. Cramer _________________ 03 E. Donald Johnson, Jr. ____________ 04 Kevin R. Kelly _________________ 05 Thomas D. Larson _________________ 06 David R. Lord _________________ 07 John D. Rogers, Jr._________________ 08 Kurt R. Widmer _________________ To WITHHOLD AUTHORITY for any individual nominee, strike a line through the nominee’s name in the list above. If you wish to cumulate your votes for any individual nominee(s), write your instruction as to the number of votes cast for each in the space provided next to each nominee’s name above. The total votes cast must not exceed eight times the number of shares that you own. If you wish to cumulate your votes, you must mail your proxy card, rather than voting by telephone or the Internet. Proposal No. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. Proposal No. 3: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION. Proposal No. 4: ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY SHAREHOLDER VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION. Please vote by internet or telephone or date, sign and mail your proxy card in the envelope provided as soon as possible. The Board of Directors recommends you vote for ONE YEAR. The Board of Directors recommends a vote FOR the following proposals. Proposal No. 1: TWO YEARS ONE YEAR THREE YEARS ABSTAIN 19497-1 You can now access your Craft Brew Alliance, Inc. account online. Access your Craft Brew Alliance, Inc. account online via Investor ServiceDirect® (ISD). The transfer agent for Craft Brew Alliance, Inc., now makes it easy and convenient to get current information on your shareholder account. • View account status • View book-entry information • View certificate history • Make address changes Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect ® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2011 Annual Report to Shareholders are available at: http://phx.corporate-ir.net/phoenix.zhtml?c=95666&p=irol-proxy Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment. Address Change/Comments (Mark the corresponding box on the reverse side) SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 FOLD AND DETACH HERE (Continued and to be marked, dated and signed, on the other side) PROXY CRAFT BREW ALLIANCE, INC. This Proxy is Solicited on Behalf of the Board of Directors The undersigned, having received the Notice of Annual Meeting of Shareholders of Craft Brew Alliance, Inc. (“CBAI”), and the related proxy statement dated April 12, 2012, hereby appoints Terry E. Michaelson and Mark D. Moreland, and each of them, proxies for the undersigned, with full power of substitution, and authorizes them to vote all shares of common stock of CBAI that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of CBAI to be held on May 14, 2012, at 1:00 p.m., local time, at CBAI’s Woodinville, Washington Brewery at 14300 N.E. 145th Street, Woodinville, WA 98072, and at any and all postponements, continuations and adjournments thereof, such proxies being instructed to vote upon and in respect of the following matters and in accordance with the following instructions, and to vote in their discretion on any other matters presented at the meeting or any postponements, continuations or adjournments thereof. If specific instructions are indicated on the reverse, this proxy, when properly executed, will be voted in accordance with those instructions. If specific instructions are not indicated on the reverse, this proxy will be voted: • FOR the election as directors of all nominees named on the reverse side. • FOR the ratification of the appointment of Moss Adams LLP as CBAI’s independent registered public accounting firm for the fiscal year ending December 31, 2012. • FOR the approval of the advisory resolution on named executive officer compensation. • In favor of ONE YEAR with respect to the frequency of holding an advisory vote on our named executive officer compensation.